Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558
CON-WAY INC. REPORTS 2014 THIRD-QUARTER RESULTS
ANN ARBOR, Mich. -October 29, 2014-Con-way Inc. (NYSE:CNW) today reported 2014 third-quarter net income of $45.6 million, or 78 cents per diluted share. The results compare to third-quarter 2013 net income of $30.6 million, or 53 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 80 cents in the 2014 third quarter compared to 58 cents in last year’s third quarter. (Non-GAAP items, consisting of tax-related adjustments, are detailed in the attached reconciliation.)
Operating income in the third quarter was $91.4 million, a 35.0 percent increase from the $67.7 million earned in the third quarter a year ago. Revenue for the 2014 third quarter was $1.50 billion compared to $1.40 billion in the previous-year period.
Con-way’s third-quarter effective tax rate was 41.1 percent, compared to 42.8 percent for the same period in 2013. Both the third-quarter 2014 and 2013 rates included the effect of discrete and other tax adjustments (presented in the attached reconciliation).
Segment results in the third quarter for Con-way’s principal operations were as follows:
FREIGHT
For the third quarter of 2014, Con-way Freight reported:

•	Revenue of $946.3 million, a 5.2 percent increase from last year’s third-quarter revenue of $899.3 million. Revenue in the quarter benefited from improved yield.

•
Operating income of $71.9 million, a 39.4 percent increase from the $51.6 million earned in the year-ago period. The higher operating income was attributable to increased pricing and an improved composition of freight in the network.

•	Revenue per hundredweight, or yield, increased 5.3 percent from the previous-year third quarter. Yield excluding fuel surcharge also was up 5.3 percent.

•	Total tonnage was up 0.2 percent while tonnage per day declined 0.6 percent compared to the 2013 third quarter.

•	Operating ratio of 92.4 in the 2014 third quarter improved from 94.3 in the previous-year period.
“Our LTL company benefited from a solid rate environment supported by firm demand in the quarter,” said Douglas W. Stotlar, Con-way’s president and CEO. “Our financial performance reflected the ongoing progress of our revenue management and network optimization initiatives as we continued to strategically adjust our business mix to improve yield and create operating leverage.”
LOGISTICS
For the third quarter of 2014, Menlo Logistics reported:

•
Revenue of $443.9 million, up 16.7 percent from the prior-year third-quarter revenue of $380.5 million. The higher revenue was primarily attributable to growth in transportation-management services, and to a lesser extent, increased warehouse management revenues.

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Net revenue of $187.9 million, an 8.7 percent increase from $172.8 million in the previous-year third quarter.  Growth in warehouse management services contributed the majority of the increased net revenues, with a smaller proportion attributable to growth in transportation management services.

•
Operating income of $7.6 million, a 7.0 percent decline from last year’s third quarter operating income of $8.2 million. The current period was adversely affected by increased variable compensation expense and lower margins from warehouse management services, partially offset by improved margins from transportation management services.

“Menlo grew its revenue and net revenue as new projects won in previous quarters became operational, and current customers expanded Menlo’s scope of work,” Stotlar noted.  “Despite the year-over-year decline in operating income, sequential improvements continued in 2014. This was primarily due to increased operating efficiencies at a few large warehousing accounts, as well as contract renegotiations which increased margins on a number of transportation management accounts.”

TRUCKLOAD
For the third quarter of 2014, Con-way Truckload reported:

•
Revenue of $159.2 million, a 1.8 percent decrease compared to last year’s third-quarter revenue of $162.2 million. The decline in revenue reflected the effect of lower total loaded miles partially offset by higher revenue per mile.

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Operating income of $10.7 million, a 19.2 percent increase from the $9.0 million earned in last year’s third quarter. The higher operating income was mostly attributable to improved operating productivity per seated tractor and increased yield.

•	Empty miles of 9.6 percent, compared to 9.3 percent in the previous-year third quarter.

•	Operating ratio exclusive of fuel surcharges of 91.5, compared to 92.9 in the third quarter of 2013.
“Con-way Truckload delivered solid profit improvement in the third quarter, supported by pricing gains and increased operating productivity,” Stotlar said. “Network capacity continued to be adversely impacted by the challenging market for drivers. Our recently implemented enhancements to driver pay have helped stabilize the driver turnover rate. However, the number of unseated trucks remains elevated, which hampers our ability to fully meet the capacity needs of our customers.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities produced operating income of $1.2 million in the 2014 third quarter compared to an operating loss of $1.0 million in the third quarter of 2013.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, October 30, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 94134139. An Internet replay and podcast of the presentation will also be available at the Con-way site.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.5 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal, administrative and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2013 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of October 29, 2014, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Revenue
Freight	$946,306	$899,254	$2,734,836	$2,619,065
Logistics	443,945	380,549	1,283,960	1,143,284
Truckload	159,186	162,179	479,260	480,986
Corporate and Eliminations	(45,287)	(43,961)	(132,714)	(127,780)
	$1,504,150	$1,398,021	$4,365,342	$4,115,555
Operating Income (Loss)
Freight [a]	$71,889	$51,570	$173,475	$122,283
Logistics [b]	7,602	8,178	20,194	20,749
Truckload	10,694	8,971	30,573	29,799
Corporate and Eliminations [c]	1,190	(1,044)	2,895	2,742
	91,375	67,675	227,137	175,573
Other Income (Expense)	(13,985)	(14,297)	(39,757)	(42,571)
Income before Income Tax Provision	77,390	53,378	187,380	133,002
Income Tax Provision	31,807	22,821	75,237	45,543
Net Income	$45,583	$30,557	$112,143	$87,459

Weighted-Average Common Shares Outstanding
Basic	57,692,508	56,714,423	57,262,132	56,390,621
Diluted	58,253,563	57,362,834	57,832,133	57,065,146
Earnings per Common Share
Basic	$0.79	$0.54	$1.96	$1.55
Diluted	$0.78	$0.53	$1.94	$1.53
[a] Includes a $3.4 million current-year second-quarter gain from the sale of property.
[b] Includes a $3.7 million prior-year second-quarter charge for an increased reserve on international accounts receivable.
[c] Includes a $5.6 million prior-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Net Income and EPS:
Net Income (GAAP)	$45,583	$30,557	$112,143	$87,459

Before-Tax Reconciling Items
Gains on sales of properties	—	—	3,397	5,612
Reserve on international accounts receivable	—	—	—	(3,736)
	—	—	3,397	1,876
Tax-Related Reconciling Items
Tax effect of items above	—	—	(1,361)	(732)
Discrete and other tax adjustments	(851)	(2,751)	(557)	4,072
	(851)	(2,751)	(1,918)	3,340

Net Income (Adjusted Non-GAAP)	$46,434	$33,308	$110,664	$82,243

Diluted Shares Outstanding	58,253,563	57,362,834	57,832,133	57,065,146
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.80	$0.58	$1.91	$1.44

Logistics' Net Revenue:
Revenue (GAAP)	$443,945	$380,549	$1,283,960	$1,143,284
Purchased transportation expense	(256,008)	(207,712)	(726,846)	(651,920)
Net revenue (Adjusted Non-GAAP)	$187,937	$172,837	$557,114	$491,364

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management, investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
	2014	2013
(Dollars in thousands)	(Unaudited)
Assets
Current assets	$1,284,176	$1,207,781
Property, plant and equipment, net	1,653,879	1,656,833
Other assets	419,788	415,317
Total Assets	$3,357,843	$3,279,931

Liabilities and Shareholders' Equity
Current liabilities	$826,464	$745,951
Long-term debt and capital leases	730,056	735,340
Other long-term liabilities and deferred credits	537,292	659,951
Shareholders' equity	1,264,031	1,138,689
Total Liabilities and Shareholders' Equity	$3,357,843	$3,279,931